Exhibit 10.3
Amendment No. 1 To The
Alexza Pharmaceuticals, Inc.
2005 Non-Employee Directors’ Stock Option Plan
Effective September 23, 2010, the Board of Directors of Alexza Pharmaceuticals, Inc. (the “Company”) adopted an amendment to the Company’s 2005 Non-Employee Directors’ Stock Option Plan (the “Plan”) so that sections 6(a) and (b) of the Plan were amended and restated to read in their entirety as follows:
6. Non-Discretionary Grants.
     (a) Initial Grants. Without any further action of the Board, (1) each person who on the IPO Date is a Non-Employee Director, upon the IPO Date, and (2) each person who after the IPO Date is elected or appointed for the first time to be a Non-Employee Director, upon the date of his or her initial election or appointment to be a Non-Employee Director, in each case automatically shall be granted an Initial Grant to purchase thirty thousand (30,000) shares of Common Stock on the terms and conditions set forth herein.
     (b) Annual Grants. Without any further action of the Board, on the date of each Annual Meeting, commencing with the Annual Meeting in 2011, each person who is then a Non-Employee Director and has served as a Non-Employee Director for at least six (6) months prior to such Annual Meeting shall automatically be granted an Annual Grant to purchase shares of Common Stock, which such Annual Grant shall have a fair market value of $40,000, as determined by the then-current Black-Scholes valuation, calculated as of the date of such Annual Meeting, with possible reductions in grant size due to option pool size limitations, on the terms and conditions set forth herein.